FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. GIVES NOTICE TO REDEEM

SENIOR UNSECURED NOTES DUE 2012

CRANBURY, New Jersey – (March 12, 2010) – Innophos Holdings, Inc. (NASDAQ: “IPHS”) today announced that it had given the required notice under the governing indenture to redeem for cash all remaining $56.0 million of its outstanding 9 ½% Senior Unsecured Notes due 2012 on April 15, 2010, the Redemption Date.  The redemption price for the Notes will be 100% of the principal amount of the Notes, plus accrued and unpaid interest to the Redemption Date.  The redemption will result in reduced annual after tax cash interest expense of approximately $3.3 million or $0.15 per share.

Neil Salmon, CFO of Innophos, commented on the redemption, “As we continue to reduce outstanding debt, our goal is to support our current investment plans through the ongoing cash generation of the business and currently available liquidity.  We will also continue to seek opportunities to optimize the cost and profile of our remaining debt facilities.”

Under no circumstances shall this press release constitute an offer to buy or a solicitation of an offer to sell the Notes or any other security of Innophos.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). ’IPHS-G’

SOURCE Innophos Holdings, Inc.

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Innophos Holdings, Inc.	Breakstone Group
Investor Relations: (609) 366-1299 investor.relations@innophos.com	Maura Gedid 646-452-2335